Filed pursuant to Rule 433

dated November 4, 2014

Relating to

Preliminary Pricing Supplement dated November 4, 2014 to

Prospectus Supplement dated August 6, 2014 and

Prospectus dated November 23, 2011

Registration Statement No. 333-178133

Pricing Term Sheet for 3.05% Secured Medium-Term Notes, Series J, due November 15, 2024

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: November 4, 2014

Original Issue Date/Settlement Date: November 7, 2014

Principal Amount: $250,000,000

Price to Public: 99.52% of Principal Amount, plus accrued interest, if any, from November 7, 2014 if settlement occurs after that date

Interest Rate: 3.05% per annum

Interest Payment Dates: May 15 and November 15, commencing May 15, 2015

Redemption: As specified in Preliminary Pricing Supplement dated November 4, 2014. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: November 15, 2024

CUSIP: 74456QBK1

Joint Book-Running Managers:

Barclays Capital Inc. ($100,000,000)

Goldman, Sachs & Co. ($100,000,000)

Co-Managers:

Credit Agricole Securities (USA) Inc. ($33,750,000)

Loop Capital Markets LLC ($16,250,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Barclays Capital Inc. toll free at 1-888-603-5847 or Goldman, Sachs & Co. toll free at 1-866-471-2526.